EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
1. ClassroomDirect.com, LLC	Delaware

2. Childcraft Education Corp.	New York

3. Bird-in-Hand Woodworks, Inc.	New Jersey

4. Frey Scientific, Inc.	Delaware

5. Sportime, LLC	Delaware

6. Sax Arts & Crafts, Inc.	Delaware

7. Premier Agendas, Inc.	Washington

8. Premier School Agendas, Ltd.	Canada

9. Select Agendas, Corp.	Canada

10. Califone International, Inc.	Delaware

11. Delta Education, LLC	Delaware